Exhibit 99.1

NEWS RELEASE For release at 3:00 p.m. CDST, 4/18/06 Contact: Julie Blystone Toll free ofc. (877) 988-8048 Fax (715) 424-3414 Email- pr@renlearn.com

2911 Peach Street • P.O. Box 8036 • Wisconsin Rapids, WI 54495-8036

Renaissance Learning, Inc. Announces First Quarter, 2006 Results

WISCONSIN RAPIDS, Wis., — April 18, 2006 — Renaissance Learning®, Inc., (Nasdaq: RLRN), a leading provider of computerized assessment and progress monitoring tools for pre-K—12 schools and districts, today announced financial results for the quarter ended March 31, 2006.  Revenues for the first quarter of 2006 were $31.1 million, an increase of 12.9% from first quarter 2005 revenues of $27.6 million. Net income, which includes a pre-tax restructuring charge of $1.9 million or $.04 cents per share, was $3.5 million compared to net income of $6.5 million for the first quarter of 2005, a decrease of 46.2%.  Earnings per share for the quarter were $0.12, compared to $0.21 per share earned in the prior year. Excluding AlphaSmart, the Company’s revenues declined by 4.8% compared to the prior year.  AlphaSmart revenues declined by 30% compared to its first quarter of 2005 results, which were prior to its acquisition by Renaissance Learning.

“It wasn’t a good quarter and our performance hasn’t been great for several years,” commented Terrance D. Paul, Chief Executive Officer. “We have great products, good margins, outstanding employees and are fundamentally sound but our product line has become too complicated and we are not executing as well as we need to in several key areas. We are, therefore, phasing out several products which take inordinate resources and do not generate profit to focus on those products with the most opportunity. We are making other changes as well that are intended to put us on a high growth path,” added Paul. “Although the next several quarters will be challenging, I believe that by refocusing on our core strengths, we will start to see the type of growth that both we and our shareholders expect.”

Renaissance Learning added about 400 new customer schools in the U.S. and Canada during the quarter, bringing total North American schools that are actively using the Company products to more than 70,000.  Of these, more than 57,000 are using the Company’s reading products and more than 24,000 are using the company’s math products.

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RLI Q3 Earnings

The Company will hold a conference call at 4:00 p.m. CDST today to discuss its financial results, quarterly highlights, and business outlook.  The teleconference may be accessed in listen-only mode by dialing 866-425-6193 at 4:00 p.m. CDST.  Please call a few minutes before the scheduled start time to ensure a proper connection.

A digital recording of the conference call will be made available on April 18, 2006 at 8:00 p.m. through April 25, 2006 at 11:59 p.m. CDST. The replay dial-in is 877-519-4471.  The conference ID number to access the replay is 7144008.

Renaissance Learning, Inc.

Renaissance Learning, Inc. is a leading provider of computerized assessment and progress monitoring tools for pre-K-12 schools and districts.  Renaissance Learning products give students and teachers continuous feedback to inform instruction and help teachers and administrators motivate students, dramatically accelerate learning, and improve test scores. Renaissance Learning has seven U.S. locations and subsidiaries in Canada, India and the United Kingdom.

This press release contains forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including statements regarding growth initiatives and management’s revenue expectations and growth prospects for future periods.  Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements.  Factors that could cause or contribute to such differences include risks associated with the implementation of the Company’s strategic growth plan and other risks affecting the Company’s business as described in the Company’s filings with the Securities and Exchange Commission, including the Company’s 2005 Annual Report on Form 10-K and later filed quarterly reports on Form 10-Q and Current Reports on Form 8-K, which factors are incorporated herein by reference.  The Company expressly disclaims a duty to provide updates to forward-looking statements, whether as a result of new information, future events or other occurrences.

 (tables to follow)

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RLI Q1 Earnings

RENAISSANCE LEARNING®, INC.
CONSOLIDATED STATEMENTS OF INCOME
(dollar amounts in thousands, except per share amounts)
(unaudited)
	Three Months
	Ended March 31,
	2006	2005

Net sales:
Products	$25,323	$21,126
Services	5,794	6,431
Total net sales	31,117	27,557

Cost of sales:
Products	4,328	1,189
Services	2,806	2,760
Total cost of sales	7,134	3,949

Gross profit	23,983	23,608

Operating expenses:
Product development	4,182	3,618
Selling and marketing	9,356	8,045
General and administrative	5,205	3,069

Total operating expenses	18,743	14,732

Operating income	5,240	8,876

Other income, net	282	456

Income - continuing operations before income taxes	5,522	9,332

Income taxes – continuing operations	2,043	3,453

Income – continuing operations	3,479	5,879

Income on discontinued operations, Net of tax benefit of $1,417 for the three months ended March 31, 2005	-	584

Net income	$3,479	$6,463

Earnings per share:
Basic:
Continuing operations	$0.12	$0.19
Discontinued operations	0.00	0.02
Net income	$0.12	$0.21
Diluted:
Continuing operations	$0.12	$0.19
Discontinued operations	0.00	0.02
Net income	$0.12	$0.21

Weighted average shares outstanding:
Basic	30,144,940	30,816,536
Diluted	30,165,995	30,858,293

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RLI Q1 Earnings

RENAISSANCE LEARNING®, INC.
CONSOLIDATED BALANCE SHEETS
(dollar amounts in thousands)
(unaudited)

	March 31,	December 31,
	2006	2005

ASSETS:
Current assets:
Cash and cash equivalents	$5,900	$7,083
Investment securities	20,664	23,363
Accounts receivable, net	11,759	11,393
Inventories	3,442	4,138
Prepaid expenses	1,786	1,722
Deferred tax asset	3,988	3,693
Other current assets	270	390
Total current assets	47,809	51,782

Investment securities	2,814	4,132
Property, plant and equipment, net	11,432	11,475
Deferred tax asset	242	738
Goodwill	46,101	45,906
Other Receivables	5,863	5,909
Other noncurrent assets	8,238	8,440

Total assets	$122,499	$128,382

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$3,544	$3,280
Deferred revenue	15,753	18,255
Payroll and employee benefits	4,073	4,156
Income taxes payable	1,120	313
Other current liabilities	3,771	4,239
Total current liabilities	28,261	30,243

Deferred revenue	543	670
Deferred compensation and other employee benefits	2,219	1,603
Total liabilities	31,023	32,516

Total shareholders' equity	91,476	95,866

Total liabilities and shareholders' equity	$122,499	$128,382

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